UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2009

THE PENN TRAFFIC COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-8858 (Commission File Number)	25-0716800 (IRS Employer Identification No.)

1200 State Fair Boulevard
Syracuse, New York 13221-4737
(Address of Principal Executive Offices) (Zip Code)

(315) 453-7284
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2009, Tod A. Nestor informed the Board of Directors of The Penn Traffic Company (the “Company”) of his intent to voluntarily resign as the Company’s Chief Financial Officer, effective September 18, 2009, in order to join New York-based Fairway Market as its Chief Financial Officer.  The Company thanks Mr. Nestor for his dedicated service as Chief Financial Officer.  Mr. Nestor’s resignation was not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices. Mr. Nestor has agreed to provide assistance as reasonably requested by the Company as it transitions his responsibilities to a permanent successor.

Upon Mr. Nestor's departure on September 18, 2009, the functions of the Company’s Chief Financial Officer shall be performed on an interim basis by Mr. Eric Sattler, who since 2005 has served as the Company’s Controller.  On August 27, 2009, the Board of Directors of the Company appointed Mr. Sattler to serve as Vice President, Finance, effective August 31, 2009, and as interim Chief Financial Officer, effective September 18, 2009.  Mr. Sattler’s base salary for serving in these capacities will be $160,000, and he shall be entitled to receive a bonus, in the Company’s discretion, targeted at between 40% and 80% of this base salary, based on his achievement of goals established by the Company.

Mr. Sattler has served as the Company's Controller since July 2005.  Prior to that he served as the Company's Director of Internal Reporting from June 1999 until July 2005, a Senior Financial Analyst in the Finance department from June 1997 to June 1999, and Manager of Retail Accounting from May 1996 to June 1997.  Mr. Sattler is 41 years old and has more than 20 years of financial, accounting, operational and general management experience.  Mr. Sattler earned an M.B.A. with a concentration in Finance from Syracuse University, and a B.S. degree in Management Science with a concentration in Finance from the State University of New York at Geneseo.

The Board of Directors of the Company is currently engaged in a search for a permanent Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PENN TRAFFIC COMPANY (Registrant)

By:	/s/ Daniel J. Mahoney
	Name:	Daniel J. Mahoney
	Title:	SVP, General Counsel

Date: August 31, 2009